Ply Gem Reports Third Quarter 2017 Results

•	Net sales increased 6.5% to $564.7 million for the third quarter.

•	Net income was $27.5 million for the third quarter.

•	Adjusted EBITDA was $77.1 million for the third quarter.

Cary, NC (BUSINESS WIRE) November 6, 2017 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended September 30, 2017.

“During the third quarter, the unprecedented occurrence of two major back-to-back hurricanes affected the geographically significant markets of Texas, Florida, Georgia and South Carolina. We continue to give our thoughts and prayers to those impacted by these devastating natural disasters, and assist our associates and communities in the clean-up and rebuilding efforts,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “Due to the significant flooding and wind damage caused by these hurricanes, Ply Gem experienced some short-term product demand disruption which we expect to recover over the next several quarters. In addition to the demand disruption, Hurricane Harvey significantly impacted the petrochemical industry in the Texas Gulf Coast which resulted in shut downs of PVC resin manufacturers and chemical feeder stock to these PVC resin facilities. Although Ply Gem was able to obtain an adequate supply of PVC resin and other chemically dependent raw materials, the market costs and associated freight costs have significantly increased.” Robinette, continued, “Although we face demand and cost headwinds from Hurricanes Harvey and Irma, we expect these to be short-term followed by longer-term product demand strength and a return to normalized margin levels within our impacted product categories.”

Third Quarter 2017 Highlights:

•	Total net sales for the third quarter increased 6.5% to $564.7 million.

•	Operating earnings decreased $6.1 million to $61.9 million compared to the third quarter of 2016.

•
Net income for the third quarter decreased $27.2 million to $27.5 million from the third quarter of 2016 primarily due to a $66.8 million income tax expense increase due to the federal valuation allowance reversal in the third quarter of 2016.

•	Adjusted EBITDA decreased $5.4 million to $77.1 million compared to $82.5 million for the third quarter of 2016 resulting in an LTM Adjusted EBITDA of $230.2 million.

•	Basic earnings per share was $0.40 for the third quarter of 2017 compared to $0.80 for the 2016 period.

•	Adjusted basic earnings per share was $0.41 for the third quarter of 2017 compared to $0.75 for the third quarter of 2016.

Nine Month 2017 Highlights:

•	Total net sales for the nine months ended September 30, 2017 increased 6.2% to $1,539.4 million.

•	Operating earnings increased $0.1 million to $139.8 million compared to the nine month 2016 period.

•
Net income decreased $15.1 million to $53.8 million for the nine month 2017 period from $68.8 million for the 2016 period due to higher income tax expense partially offset by a lower tax receivable adjustment.

•	Adjusted EBITDA increased to $185.3 million or 0.6%.

•	Basic earnings per share was $0.79 for the 2017 nine month period compared to $1.01 for the 2016 nine month period.

•	Adjusted basic earnings per share was $0.82 for the 2017 nine month period compared to $1.17 for the 2016 nine month period.

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “We continued to see overall strong unit demand for our products during the third quarter prior to the impact of Hurricanes Harvey and Irma which affected both product demand and input costs. Although Ply Gem was faced with these demand and cost headwinds, our quarterly adjusted EBITDA of $77.1 million was the second highest third quarter adjusted EBITDA for the Company.” Poe, continued, “As a result of our strong performance during 2017 and the trailing twelve months, we strengthened our balance sheet by generating in excess of $110.8 million in operating cash flow and an adjusted EBITDA of $230.2 million. We continue to focus on our debt leverage, and on November 3, 2017 made a $40.0 million voluntary payment on our Term Loan Facility, which when combined with our previous 2016 payments total a cumulative $200.0 million voluntary reduction in our long-term debt, which further demonstrates Ply Gem’s ability to generate significant and sustainable free cash flow.”

Third Quarter 2017 Financial Results
Net sales increased $34.3 million or 6.5% to $564.7 million compared to $530.4 million for the third quarter of 2016. The net sales increase was primarily driven by improved U.S. market demand, higher Canadian net sales, new business wins and higher average selling prices.

Gross profit margin was 23.4%, which represented a decrease of 240 basis points from the third quarter of 2016. The decrease in gross profit margin resulted from higher raw material input costs for aluminum, PVC resin, and glass that were not fully offset with higher selling prices. In addition, our gross profit margins were unfavorably impacted by Hurricanes Harvey and Irma as well as higher operating and freight costs during the three months ended September 30, 2017.

Operating earnings were $61.9 million, a decrease of $6.1 million from the third quarter of 2016 based on the gross profit decline partially offset by lower SG&A expense as a percentage of net sales and lower amortization expense in 2017.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $278.2 million, an increase of $19.3 million, or 7.4%, compared to $258.9 million in the third quarter of 2016. The net sales increase resulted primarily from improved U.S. market conditions, new business wins, increased market share in Canada, and higher average selling prices. Gross profit margin for the quarter ended September 30, 2017 was 25.8%, a decrease of 540 basis points from the 31.2% for the quarter ended October 1, 2016. The decrease in gross margin percentage resulted from higher raw material input specifically PVC resin and aluminum and freight costs that fully offset the 7.4% net sales increase and 1.4% net increase in average selling prices. The unfavorable commodity and freight costs were partially attributable to Hurricanes Harvey and Irma.

Windows and Doors
Windows and Doors' net sales totaled $286.5 million, an increase of $15.0 million, or 5.5%, compared to $271.5 million for the third quarter of 2016. The net sales increase for the quarter ended September 30, 2017 can be attributed to improved U.S. and Canadian market demand conditions which favorably impacted our new construction and repair and remodeling business. For the quarter ended September 30, 2017 compared to the quarter ended October 1, 2016, our U.S. new construction business increased $6.6 million or 3.8% while our U.S. repair and remodeling business increased $0.8 million or 1.1% due primarily to higher average selling prices. Our Canadian net sales increased $7.6 million or 29.3% for the quarter ended September 30, 2017 relative to the quarter ended October 1, 2016.

Gross profit margin was 21.0% for the quarter ended September 30, 2017, increasing from 20.6% for the quarter ended October 1, 2016. Our gross profit increase of 40 basis points resulted from the continued improvement in our new construction products and Canadian business partially offset by increased commodity costs, mainly PVC resin, aluminum and glass, increased freight costs and a gross margin deterioration for our repair and remodeling business.

Outlook
The Company’s 2017 annual outlook is based on a U.S. single family housing starts market growth assumption of 6% to 8%, an assumption of approximately 3% growth in the U.S. big ticket repair and remodel market and the implementation of our 2x20 initiatives which will allow us to accelerate our profitability and enhance shareholder value.

“As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. In addition, we remain committed to driving shareholder value, continuing to improve our balance sheet and being opportunistic within our strategic priorities” said Mr. Robinette. As we look to the fourth quarter and consider the commodity cost headwinds associated with Hurricanes Harvey and Irma, we expect our fourth quarter adjusted EBITDA to be in the range of $50 to $55 million which would provide a full year 2017 adjusted EBITDA of $235 to $240 million.”

Webcast
Ply Gem management will host a webcast today, Monday, November 6, 2017 at 10:00 a.m. Eastern to discuss third quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 833-227-5844, participant passcode 92530405. International participants, please dial 647-689-4701, participant passcode 92530405. A replay of the call will be available on our website through December 6th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	September 30, 2017	October 1, 2016

Net sales	$564,663	$530,392
Cost of products sold	432,697	393,592
Gross profit	131,966	136,800
Operating expenses:
Selling, general and administrative expenses	64,724	62,362
Amortization of intangible assets	5,341	6,429
Total operating expenses	70,065	68,791
Operating earnings	61,901	68,009
Foreign currency gain (loss)	810	(111)
Interest expense	(17,545)	(17,815)
Interest income	27	10
Loss on modification or extinguishment of debt	—	(2,251)
Tax receivable agreement liability adjustment	—	(42,215)
Income before provision (benefit) for income taxes	45,193	5,627
Provision (benefit) for income taxes	17,659	(49,128)
Net income	$27,534	$54,755
Net income attributable to common shareholders per share:
Basic	$0.40	$0.80
Diluted	$0.40	$0.80
Weighted average shares outstanding:
Basic	68,459,278	68,196,533
Diluted	68,913,421	68,389,187

	For the nine months ended
(Amounts in thousands, except share and per share data)	September 30, 2017	October 1, 2016

Net sales	$1,539,445	$1,449,551
Cost of products sold	1,181,066	1,090,761
Gross profit	358,379	358,790
Operating expenses:
Selling, general and administrative expenses	202,610	199,745
Amortization of intangible assets	15,943	19,278
Total operating expenses	218,553	219,023
Operating earnings	139,826	139,767
Foreign currency gain	1,582	728
Interest expense	(51,830)	(55,041)
Interest income	60	29
Loss on modification or extinguishment of debt	—	(4,650)
Tax receivable agreement liability adjustment	—	(60,606)
Income before provision (benefit) for income taxes	89,638	20,227
Provision (benefit) for income taxes	35,882	(48,597)
Net income	$53,756	$68,824
Net income attributable to common shareholders per share:
Basic	$0.79	$1.01
Diluted	$0.78	$1.01
Weighted average shares outstanding:
Basic	68,431,494	68,161,064
Diluted	68,967,328	68,279,959

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2016 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of September 30, 2017, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore, the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency loss (gain), non-cash loss on modification or extinguishment of debt, restructuring and integration expenses, customer inventory buybacks, litigation class action charges, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	September 30, 2017	October 1, 2016
Net income	$27,534	$54,755
Interest expense, net	17,518	17,805
Provision (benefit) for income taxes	17,659	(49,128)
Depreciation and amortization	13,237	14,123
EBITDA	75,948	37,555
Non cash loss (gain) on foreign currency transactions	(810)	111
Customer inventory buybacks	1,089	334
Restructuring/integration expense	134	16
Litigation - class action charges, net	757	—
Tax receivable agreement liability adjustment	—	42,215
Loss on modification or extinguishment of debt	—	2,251
Adjusted EBITDA	$77,118	$82,482

	Ply Gem Holdings, Inc.
	For the three months ended
	September 30, 2017	October 1, 2016
Basic net income per share attributable to common shareholders	$0.40	$0.80
Release of deferred income tax valuation allowance (1)	—	(0.48)
Non cash loss (gain) on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	0.40
Loss on modification or extinguishment of debt	—	0.02
Adjusted Basic EPS	$0.41	$0.75

Basic weighted average shares outstanding	68,459,278	68,196,533

Diluted net income per share attributable to common shareholders	$0.40	$0.80
Release of deferred income tax valuation allowance (1)	—	(0.48)
Non cash loss (gain) on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	0.40
Loss on modification or extinguishment of debt	$—	$0.02
Adjusted Diluted EPS	$0.41	$0.75

Diluted weighted average shares outstanding	68,913,421	68,389,187

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the nine months ended
	September 30, 2017	October 1, 2016
Net income	$53,756	$68,824
Interest expense, net	51,770	55,012
Provision (benefit) for income taxes	35,882	(48,597)
Depreciation and amortization	39,792	42,466
EBITDA	181,200	117,705
Non cash gain on foreign currency transactions	(1,582)	(728)
Customer inventory buybacks	2,287	1,401
Restructuring/integration expense	1,546	513
Litigation - class action charges, net	1,870	—
Tax receivable agreement liability adjustment	—	60,606
Loss on modification or extinguishment of debt	—	4,650
Adjusted EBITDA	$185,321	$184,147

	Ply Gem Holdings, Inc.
	For the nine months ended
	September 30, 2017	October 1, 2016
Basic net income per share attributable to common shareholders	$0.79	$1.01
Release of deferred income tax valuation allowance (1)	—	(0.48)
Non cash gain on foreign currency transactions	(0.02)	(0.01)
Customer inventory buybacks	0.02	0.01
Restructuring/integration expense	0.01	—
Litigation - class action charges, net	0.02	—
Tax receivable agreement liability adjustment	—	0.58
Loss on modification or extinguishment of debt	—	0.04
Adjusted Basic EPS	$0.82	$1.17

Basic weighted average shares outstanding	68,431,494	68,161,064

Diluted net income per share attributable to common shareholders	$0.78	$1.01
Release of deferred income tax valuation allowance (1)	—	(0.48)
Non cash gain on foreign currency transactions	(0.01)	(0.01)
Customer inventory buybacks	0.02	0.01
Restructuring/integration expense	0.01	—
Litigation - class action charges, net	0.02	—
Tax receivable agreement liability adjustment	—	0.58
Loss on modification or extinguishment of debt	—	0.04
Adjusted Diluted EPS	$0.82	$1.16

Diluted weighted average shares outstanding	68,967,328	68,279,959

(1) During the three and nine months ended October 1, 2016 the Company recognized a $50.1 million release of our deferred income tax valuation allowance. We released the valuation allowance for federal and certain state jurisdictions as positive factors outweighed negative evidence, specifically the Company was no longer in a cumulative loss position as of the quarter ended October 1, 2016. As of September 30, 2017 and October 1, 2016, the Company remained in a full valuation allowance position for certain state and provincial purposes.

3.	Operating segment results for the three and nine months ended September 30, 2017 and October 1, 2016 are as follows:

	For the three months ended
(Amounts in thousands)	September 30, 2017		October 1, 2016
Net sales
Siding, Fencing and Stone	$278,179	49%	$258,924	49%
Windows and Doors	286,484	51%	271,468	51%
	$564,663	100%	$530,392	100%
Gross profit
Siding, Fencing and Stone	$71,779	26%	$80,760	31%
Windows and Doors	60,187	21%	56,040	21%
	$131,966	23%	$136,800	26%

Operating earnings (loss)
Siding, Fencing and Stone	$48,127	17%	$54,853	21%
Windows and Doors	20,251	7%	18,911	7%
Unallocated	(6,477)	(1)%	(5,755)	(1)%
	$61,901	11%	$68,009	13%

	For the nine months ended
(Amounts in thousands)	September 30, 2017		October 1, 2016
Net sales
Siding, Fencing and Stone	$732,609	48%	$679,711	47%
Windows and Doors	806,836	52%	769,840	53%
	$1,539,445	100%	$1,449,551	100%
Gross profit
Siding, Fencing and Stone	$190,773	26%	$204,771	30%
Windows and Doors	167,606	21%	154,019	20%
	$358,379	23%	$358,790	25%

Operating earnings (loss)
Siding, Fencing and Stone	$115,529	16%	$126,531	19%
Windows and Doors	46,405	6%	35,662	5%
Unallocated	(22,108)	(1)%	(22,426)	(2)%
	$139,826	9%	$139,767	10%

4.	Long-term debt amounts in the selected balance sheets at September 30, 2017 and December 31, 2016 consisted of the following:

(Amounts in thousands)	September 30, 2017	December 31, 2016

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of unamortized early tender premium,
discount and debt issuance costs of $43,800 and $49,935, respectively	606,200	600,065
Term Loan Facility due 2021, net of unamortized early tender premium,
discount and debt issuance costs of $13,845 and $17,854, respectively	241,105	240,321
	$847,305	$840,386
Less current portion of long-term debt	(4,300)	(4,300)
	$843,005	$836,086

5.	The following is a summary of selected balance sheet amounts at September 30, 2017 and December 31, 2016:

(Amounts in thousands)	September 30, 2017	December 31, 2016

Cash and cash equivalents	$28,397	$51,597
Accounts receivable, less allowances	308,582	209,919
Inventories	196,239	161,956
Prepaid expenses and other current assets	52,565	26,850
Property and equipment, net	170,874	165,556
Intangible assets, net	89,071	104,159
Goodwill	480,726	478,514
Accounts payable	93,874	75,398
Payable to related parties pursuant to tax receivable agreement-current	25,383	25,383
Payable to related parties pursuant to tax receivable agreement-non-current	54,336	54,336
Long-term debt	843,005	836,086
Stockholders' equity	65,361	4,106

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901